EXHIBIT 3.33(a)

CERTIFICATE OF LIMITED PARTNERSHIP

This certificate is filed pursuant to Section 17-201 of the Delaware Limited Partnership Act.

1.	The name of the limited partnership is:

POSM II Properties Partnership, L.P.

2.	The address of the registered office and name of the registered agent for service of process:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19081

3.	The name and address of the general partner is:

ARCO Chemical Company

3801 West Chester Pike

Newtown Square, PA 19073

POSM II PROPERTIES PARTNERSHIP, L.P.

By:	ARCO CHEMICAL COMPANY, the General Partner and a Delaware corporation

By:	/s/ Marvin O. Schlanger

Marvin O. Schlanger
Senior Vice President

Date: September 8, 1992